EXHIBIT 99.1

        Press Release issued by IEC Electronics Corp. dated January 29, 2004


               IEC Announces First Quarter Profit for Fiscal 2004



     Newark, NY - January 29, 2004 - IEC Electronics Corp. (IECE.OB) announced today its results for the first quarter of fiscal 2004, ending December 26, 2003.

     IEC reported net income of $132,000 or $0.02 per share on revenue of $6.5 million for the quarter. This compares to a net income of $443,000 or $0.06 per share on revenue of $9.6 million for the same quarter a year ago.

     W. Barry Gilbert, Chairman of the Board and CEO, stated, "We are pleased to announce a profit for the sixth consecutive quarter. Although it is modest, in light of the absence of business from Motorola we are comfortable with the results. We continue to aggressively manage our expenses and pay down our debt. Our total debt at the end of December was $5.5 million, down from $11.5 million at the end of 2002. This improvement in our financial position allows us to actively pursue new customers, as well as give those that just began to work with us the time to grow and reach our expectations.

     Gilbert further added, "We are keenly aware that the loss of a major customer takes time to replace. We have that time and capability due to the deleveraging of our balance sheet and our reputation as a dependable high quality supplier. While the economy is improving, it is not totally robust in the sectors we serve. However, the climate for capital spending is slowly improving and the change in attitude and willingness to spend is translating into opportunity for some of our customers. A few of them are experiencing an increase in demand of more than 30%, which in turn has translated into an increase in demand for IEC's services. We expect that the Company will be profitable this year, yet this will be a rebuilding year for us - no miracles or instant results, just steady tempered growth from our current base."

     IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first quarter 2004 results can be found on its web site at www.iec-electronics.com/1stquarter2004pr.

     The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2003 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
--------
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com

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